EXHIBIT 11




               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
               ------------------------------------------------
                   (in thousands, except per share amounts)


                               Three Months Ended         Nine Months Ended
                                  September 30               September 30
                              --------------------       --------------------
                                2000         1999          2000         1999
                              --------------------       --------------------
Net income                    $ 12,291    $ 16,977       $ 35,524    $ 47,175
                              ====================       ====================

Average common shares
outstanding                     47,066      47,464         47,073      47,389

Common stock equivalents (1)       125         277            187         259
                              --------------------       --------------------

Diluted shares outstanding      47,191      47,741         47,260      47,648
                              ====================       ====================

Basic earnings per share      $    .26    $    .36       $    .75    $   1.00
                              ====================       ====================

Diluted earnings per share    $    .26    $    .36       $    .75    $    .99
                              ====================       ====================




(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.